Exhibit 99.1

Pernix Therapeutics Inc. Reports Third Quarter 2015 Financial Results

Revenue Increases 54% Year-Over-Year

Company Reiterates Financial Guidance

MORRISTOWN, NJ - November 5, 2015 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) ("Pernix" or "the Company"), a specialty pharmaceutical company, today announced financial results for the third quarter ended September 30, 2015.

Third Quarter and Recent Business Highlights:

  Increased Treximet total prescriptions by 7% and new prescriptions by 13% versus the second quarter of 2015;
  Increased Silenor total prescriptions by 7%, and new prescriptions by 2% compared to the second quarter of 2015;
  Successfully launched Pernix Prescriptions Direct (PPD) program nationally for Treximet and Silenor;
  Received coverage approvals from 15 managed care providers for Zohydro ER with coverage of 250 million lives expected by January 2016; and
  Completed 200 person sales force cross-training to promote all three core brands;

Third Quarter Financial Highlights:
  Net revenue increased 54% year-over-year to $48.6 million compared to $31.5 million in Q3 2014;
  Treximet revenue grew 76% to $28.6 million and Silenor revenue increased 21% to $5.1 million year-over-year;
  Adjusted EBITDA increased to $8.7 million, compared to $6.9 million during the prior year period; and
  Secured three-year $50 million revolving credit facility with Wells Fargo, replacing borrowings under previous facility.

"Pernix had a solid third quarter, and we are well on the way to meeting our full year goals. We are building momentum across our three core brands and advancing our strategy to create a portfolio of leading CNS and pain management products," said Doug Drysdale, Chairman and Chief Executive Officer.

Our efforts with Treximet continue to drive double digit increases in new Treximet prescriptions, and prescriptions per prescriber. We have made significant advances in securing broad coverage for Zohydro ER, with 15 managed care approvals so far, and we are optimistic about our ability to obtain additional favorable coverage. Silenor, re-launched last year, remains a solid contributor to overall growth.

2. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

We expect our national Pernix Prescriptions Direct program for Treximet and Silenor, launched in August, will further contribute to the sustained growth of these products. We are encouraged by the early success of the program, evidenced by an increased fulfillment rate and significant weekly growth in patient enrollments. By offering patients and healthcare professionals improved convenience and health plan management, we believe our PPD program will result in better compliance and reduced prescription abandonment among those participating in the program. With the full support of our 200-person specialty sales force - now fully cross-trained to promote all three of our portfolio products - we are confident that we will continue to unlock the growth potential of each of our products as we head into 2016.

As we execute our strategic plan and position Pernix for growth in 2016, we will continue to optimize and improve our sales platform. We will aggressively pursue managed care coverage, removing barriers for patients and physicians, and we will pursue enhanced prescription growth through the national expansion of PPD," concluded Drysdale.

Financial Results - Third Quarter 2015

For the third quarter of 2015, net revenue was $48.6 million, an increase of $17.1 million, or 54%, versus $31.5 million for the third quarter of 2014. A summary of net revenue is outlined below (in thousands):

	Three Months Ended
	September 30,		Increase/
	2015	2014	(Decrease)
Treximet	$28,571	$16,246	76%
Silenor	5,149	4,243	21%
Zohydro	5,363	-	n/a
Other	8,546	9,926	(14)%
Net product sales	47,629	30,415	57%
Co-promotion and other revenue	986	1,064	(7)%
Total net revenues	$48,615	$31,479	54%

The year over year improvement was driven by the re-launch of Treximet in September 2014, the launch of Zohydro ER with BeadTek in May 2015, and continued growth for Silenor. These increases were partially offset by higher rebates to managed care organizations to maintain or expand coverage, and the discontinuation of certain less profitable products.

Net sales of Other products declined due to the discontinuation of certain less profitable products and the termination of certain contracts pursuant to which we marketed and distributed products for others, offset by price increases on certain products.

Gross profit margin as a percentage of net revenues was 75% versus 60% in the third quarter of 2014. The improvement was primarily due to the Treximet and Zohydro ER launches.

Selling, general and administrative (SG&A) expenses in the third quarter of 2015 increased by $13.3 million, or 95%, to $27.4 million, compared to $14.1 million for the same period in 2014, driven primarily by the addition of the Zohydro ER sales force, investments in selling and marketing for our core brands, and training costs.

Research and Development expenses grew by $2.9 million to $3.2 million in the third quarter of 2015, compared to $290,000 in the third quarter of 2014. The increase was mostly due to on-going work related to Treximet lifecycle management and Zohydro ER.

3. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) was $8.7 million for the third quarter of 2015 compared to $6.9 million in the third quarter of 2014. See the table at the end of this press release for a reconciliation of net loss to Adjusted EBITDA.

Depreciation and amortization expense was $25.7 million versus $10.2 million in the same period last year. The increase was primarily a result of $10.3 million in Treximet acquisition amortization and $5.0 million in Zohydro ER acquisition amortization.

Interest expense for the three months ended September 30, 2015 was $9.7 million compared to $5.5 million last year. The increase was primarily due to interest related to our $220.0 million Treximet Notes, issued in August 2014.

Pernix recognized an income tax benefit of $5.6 million in the third quarter of 2015, versus an expense of $655,000 for the same period last year.

The net loss for the third quarter of 2015 was $10.7 million, or $0.18 per basic and diluted share, compared to net loss of $11.7 million, or $0.31 per basic and diluted share, last year. Weighted average common shares outstanding were 61.0 million and 38.1 million per basic and diluted shares in the third quarter of 2015 and 2014, respectively. On a non-GAAP basis, 3Q 2015 adjusted net income was $5.0 million versus an adjusted net loss of $1.4 million in 3Q 2014.

Financial Results - Nine Months ending September 30, 2015

For the nine month period ended September 30, 2015, net revenues were $129.5 million versus net revenues of $67.9 million for the same period last year. Gross profit margin was 71% of net revenues, up from 52% for the prior year period. On a GAAP basis, net loss was $66.6 million, or $1.31 per share versus a net loss of $27.5 million, or $0.73 per share during the prior year period.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) grew to $21.2 million for the nine months ended September 30, 2015, compared to $985,000 for the same period last year.

Liquidity

As of September 30, 2015, the Company had total liquidity of $79.4 million, consisting of $57.2 million of cash and approximately $22.2 million available to draw, and an additional $17.8 million available to borrow based on the company's accounts receivable and inventory levels under its $50.0 million credit agreement, which may be increased by an additional $20 million at the lenders' discretion. Total principal amount of debt outstanding at the end of the quarter was $350.0 million.

Guidance

Pernix is reaffirming guidance for the year. The Company expects net revenue for 2015 to be in the range of $170 to $180 million. Adjusted EBITDA is expected to be in the range of $30 to $35 million.

4. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

2015 represents an investment year for Pernix, strengthening our commercial platform and positioning the company for growth in 2016. These investment actions include:

  Retargeting and improving the effectiveness of the Company's recently-expanded sales organization through cross training of all 200 sales professionals to sell its three major brands;
  Continuing to expand managed care access across all products, in particular Zohydro ER, which is expected to drive positive Zohydro ER sales growth in 2016; and
  Rolling out its Pernix Prescriptions Direct program to all major metropolitan areas by the end of 2015.

Conference Call
As previously announced, Pernix will hold a conference call to discuss results for the third quarter of 2015 as follows:

  Date: Thursday, November 5, 2015
  Time: 8:30 A.M. EST
  Live webcast: http://www.pernixtx.com/investors/webcasts-presentations/
  Toll free: (877) 312-8783
  International: (408) 940-3874

The webcast of the call will be archived for 30 days via the Investors section of the Company's website (click here).

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its Pernix sales force, uses contracted sales organizations to market its non-core, cough and cold products, and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc.
Zohydro® ER is a registered trademark of Pernix Therapeutics Holdings, Inc.
BeadTek™ is a trademark used by Pernix under license.

5. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as amortization expense and certain other expense and revenue items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. Because these statements reflect the Company's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company's Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact
Investor Relations
Lisa Wilson, (212) 452-2793
In-Site Communications
lwilson@insitecony.com

Media Relations
Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com

(tables follow)

6. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data), (unaudited)
	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$57,187	$34,855
Restricted cash	10,001	-
Accounts receivable, net	60,588	44,127
Inventory, net	10,661	10,479
Prepaid expenses and other current assets	10,057	16,550
Income tax receivable	8,784	2,590
Note receivable, net of unamortized discount of $0 and $127, respectively	-	4,723
Deferred income tax assets - current	17,712	15,933
Total current assets	174,990	129,257

Property and equipment, net	2,273	1,514
Goodwill	48,430	44,900
Intangible assets, net	358,148	300,489
Other	14,603	11,253
Total assets	$598,444	$487,413
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$42,585	$27,569
Accrued allowances	57,958	52,604
Interest payable	6,655	10,159
Credit facilities - current	-	7,345
Treximet Secured Notes - current	10,086	-
Restricted cash payable	10,001	-
Total current liabilities	127,285	97,677

Convertible notes - long-term	102,956	65,000
Derivative liability	9,250	-
Contingent consideration	25,731	-
Treximet Secured Notes - long-term	199,901	220,000
Credit facilities - long-term	10,000	-
Deferred income tax liability - long-term	1,009	9,389
Other liabilities	9,176	11,755
Total liabilities	485,308	403,821

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, authorized 10,000,000 shares; no shares issued and outstanding	-	-
Common stock, $0.01 par value, 140,000,000 and 90,000,000 shares authorized,
63,623,494 and 40,805,659 issued and 61,057,293 and 38,341,352
outstanding at September 30, 2015 and December 31, 2014, respectively	610	383
Treasury stock, at cost, 2,566,201 and 2,464,307 shares held at September 30, 2015
and December 31, 2014, respectively	(5,540)	(5,431)
Additional paid-in capital	225,203	129,128
Accumulated deficit	(107,137)	(40,488)
Total stockholders' equity	113,136	83,592
Total liabilities and stockholders' equity	$598,444	$487,413

7. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data), (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net revenues	$48,615	$31,479	$129,481	$67,913
Costs and operating expenses:
Cost of product sales	12,036	12,664	36,906	32,390
Selling, general and administrative expense	27,419	14,080	73,262	40,535
Research and development expense	3,180	290	5,644	1,604
(Gain) loss on sale of PML (including impairment charge)	-	(13)	-	6,659
Depreciation and amortization expense	25,733	10,159	66,492	14,319
Change in fair value of contingent consideration	(3,596)	-	(3,596)	-
Restructuring costs	(4)	-	1,193	-

Total costs and operating expenses	64,768	37,180	179,901	95,507

Loss from operations	(16,153)	(5,701)	(50,420)	(27,594)

Other income (expense):
Interest income	43	118	343	310
Cost of inducement	-	-	(19,500)	-
Loss on extinguishment of debt	(1,112)	-	(1,112)	-
Change in fair value of derivative liability	10,527	-	19,230	-
Interest expense	(9,687)	(5,453)	(29,008)	(9,143)
Total other expense, net	(229)	(5,335)	(30,047)	(8,833)

Loss before income tax (benefit) expense	(16,382)	(11,036)	(80,467)	(36,427)
Income tax (benefit) expense	(5,642)	655	(13,818)	(8,960)
Net loss	$(10,740)	$(11,691)	$(66,649)	$(27,467)

Net loss per common and potential common share
Basic	$(0.18)	$(0.31)	$(1.31)	$(0.73)
Diluted	$(0.18)	$(0.31)	$(1.31)	$(0.73)

Weighted-average common and potential common
shares outstanding:
Basic	60,974	38,121	50,702	37,743
Diluted	60,974	38,121	50,702	37,743

8. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands), (unaudited)
	Nine Months Ended
	September 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(66,649)	$(27,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	251	262
Amortization of intangibles and interest accretion of contingent consideration	66,241	14,057
Amortization of deferred financing costs	1,961	1,391
Interest accretion of notes receivable	(127)	(243)
Deferred income tax benefit	(10,159)	(5,344)
Loss on disposal of equipment	19	160
Stock compensation expense	4,428	3,397
Fair market value change in derivative liability	(19,230)	-
Fair market value change in contingent consideration	(3,596)	-
Accretion of debt discount	1,436	-
Issuance of stock for inducement	19,500	-
Expense for stock options issued in exchange for services	-	119
Loss on sale of PML (including impairment)	-	6,659
Cancellation of ParaPRO stock options in connection with termination of contract	-	(1,294)
(Increase) decrease in operating assets:
Accounts receivable	(16,461)	(26,197)
Income taxes	(6,194)	(4,085)
Inventory	(182)	1,650
Prepaid expenses and other assets	3,002	(2,547)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	15,019	16,229
Accrued allowances	5,354	-
Interest payable	(2,957)	-
Other liabilities	(2,551)	-
Net cash used in operating activities	(10,895)	(23,253)

Cash flows from investing activities:
Acquisition of TREXIMET®	(2,836)	(253,000)
Payments received on notes receivable	4,850	4,850
Proceeds from sale of PML	-	1,137
Acquisition of Zohydro ER®	(83,341)	-
Proceeds from sale of certain Cypress intangible assets	-	135
Proceeds from sale of property and equipment	-	43
Purchase of equipment	(1,029)	(561)
Net cash used in investing activities	(82,356)	(247,396)

Cash flows from financing activities:
Net proceeds from issuance of Convertible Notes	130,000	65,000
(Payments) proceeds from Treximet Secured Notes	(10,013)	220,000
Net drawdowns on credit facilities	2,655	1,923
Payments for financing costs	(5,045)	(14,064)
Payment of consent fee	(2,150)	-
Payments on mortgages and capital leases	(28)	(46)
Payments on contracts payable	-	(2,500)
Proceeds from issuance of common stock, net of tax	285	2,018
Stock issuance costs	(9)	-
Tax benefit on stock-based awards	-	(147)
Shares withheld for the payment of taxes	(112)	(753)
Net cash provided by financing activities	115,583	271,431

Net increase in cash and cash equivalents	22,332	782
Cash and cash equivalents, beginning of period	34,855	15,647
Cash and cash equivalents, end of period	$57,187	$16,429

9. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

Supplemental Financial Information

The following table presents a reconciliation of Pernix's net loss to adjusted EBITDA. The Company presents these measures to assist investors in evaluating Pernix's operating performance and comparing the Company's results with those of other companies. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
GAAP Net Loss to Adjusted EBITDA Reconciliation Table
 (in thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP net loss	$(10,740)	$(11,691)	$(66,649)	$(27,467)
Adjustments:
Interest expense, net	9,644	5,335	28,665	8,833
Cost of inducement	-	-	19,500	-
Change in fair value of contingent consideration	(3,596)	-	(3,596)	-
Change in fair value of derivative liability	(10,527)	-	(19,230)	-
Loss on extinguishment of debt	1,112	-	1,112	-
Depreciation and amortization	25,733	10,159	66,492	14,319
Income tax (benefit) expense	(5,642)	655	(13,818)	(8,960)
EBITDA	5,984	4,458	12,476	(13,275)
Net revenue adjustments (1)	644	-	(2,339)	-
Cost of product sales adjustments (2)	-	194	97	2,591
Selling, general and administrative adjustments (3)	1,548	2,252	9,282	5,010
Research and development adjustments	500	-	500	-
(Gain) loss on sale of PML (including impairment charge)	-	(13)	-	6,659
Restructuring costs (4)	(4)	-	1,193	-
Adjusted EBITDA	$8,672	$6,891	$21,209	$985

(1)

To exclude impact of change in estimates related to gross to net accruals of $644,000 and $0 for the three months ended September 30, 2015 and 2014, respectively. Also, to include impact of change in estimates related to gross to net accruals of $2.6 million and $0; and to exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303,000 and $0, for the nine months ended September 30, 2015 and 2014, respectively.

(2)	To exclude amortization of inventory step-up from acquisitions.
(3)

To exclude deal costs of $186,000 and $532,000; stock compensation expense of $1.3 million and $878,000; one-time contract termination fee of $0 and $745,000; loss on disposal of assets of $19,000 and $7,000; and severance expense of $0 and $111,000 for the three months ended September 30, 2015 and 2014, respectively. Also, to exclude deal costs of $4.1 million and $1.0 million; stock compensation expense of $3.8 million and $3.4 million; ParaPro stock compensation expense of $0 and $(1.2 million); severance expense of $0 and $877,000; litigation settlement expenses of $1.4 million and $0; one-time contract termination fee of $0 and $745,000; loss on disposal of assets of $19,000 and $160,000, for the nine months ended September 30, 2015 and 2014, respectively.

(4)	To exclude the cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.

10. Pernix Therapeutics Reports Third Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
GAAP Net Loss to Adjusted Net Income Reconciliation Table
 (in thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015		2014	2015	2014
GAAP net loss	$(10,740)		$(11,691)	$(66,649)	$(27,467)
Adjustments:
Net revenues adjustments (1)	644		-	(2,339)	-
Cost of product sales adjustments (2)	-		194	97	2,591
Selling, general and administrative adjustments (3)	1,548		2,252	9,282	5,010
Research and development adjustments	500		-	500	-
Change in fair value of contingent consideration	(3,596)		-	(3,596)	-
Cost of inducement	-	`	-	19,500	-
Loss on extinguishment of debt	1,112			1,112
Change in fair value of derivative liability	(10,527)		-	(19,230)	-
(Gain) loss on sale of PML (including impairment charge)	-		(13)	-	6,659
Restructuring costs (4)	(4)		-	1,193	-
Amortization (5)	25,627		10,106	66,241	14,057
Interest expense, net (6)	568		613	1,993	1,389
Income tax expense (7)	(89)		(2,851)	(12,958)	(8,968)
Adjusted net income/(loss)	$5,043		$(1,390)	$(4,854)	$(6,729)

Basic adjusted net income/(loss) per common share	$0.08		$(0.04)	$(0.10)	$(0.18)
Diluted adjusted net income/(loss) per common share	$0.08		$(0.04)	$(0.10)	$(0.18)

Weighted average number common shares outstanding	60,974		38,121	50,702	37,743
Weighted average number common shares outstanding
assuming dilution	61,976		38,121	50,702	37,743

(1)

To exclude impact of change in estimates related to gross to net accruals of $644,000 and $0 for the three months ended September 30, 2015 and 2014, respectively. Also, to include impact of change in estimates related to gross to net accruals of $2.6 million and $0; and to exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303,000 and $0, for the nine months ended September 30, 2015 and 2014, respectively.

(2)	To exclude amortization of inventory step-up from acquisitions.
(3)

To exclude deal costs of $186,000 and $532,000; stock compensation expense of $1.3 million and $878,000; one-time contract termination fee of $0 and $745,000; loss on disposal of assets of $19,000 and $7,000; and severance expense of $0 and $111,000 for the three months ended September 30, 2015 and 2014, respectively. Also, to exclude deal costs of $4.1 million and $1.0 million; stock compensation expense of $3.8 million and $3.4 million; ParaPro stock compensation expense of $0 and $(1.2 million); severance expense of $0 and $877,000; litigation settlement expenses of $1.4 million and $0; one-time contract termination fee of $0 and $745,000; and loss on disposal of assets of $19,000 and $160,000, for the nine months ended September 30, 2015 and 2014, respectively.

(4)	To exclude the cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.
(5)	To exclude amortization expense for the three and nine months ended September 30, 2015 and 2014, respectively.
(6)	To exclude the recognition of deferred financing costs during the three and nine months ended September 30, 2015 and 2014, respectively.
(7)	To exclude the aggregate income tax impact of the adjustments utilized to calculate adjusted net income/(loss).